August 29, 2016
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously the independent registered public
accounting firm for the U.S. Global Investors Funds
(the Trust) and, under the dates of February 26,
2016 and February 28, 2015, we reported on the
financial statements of the All American Equity
Fund, Holmes Macro Trends Fund, Global Resources
Fund, World Precious Minerals Fund, Gold and
Precious Metals Fund, Emerging Europe Fund, China
Region Fund, Near-Term Tax Free Fund and U.S.
Government Securities Ultra-Short Bond Fund (the
Funds comprising the Trust) as of December 31, 2015
and 2014 and for each of the years ended December
31, 2015 and 2014.  On April 1, 2016, management
informed us we were dismissed as the independent
registered public accounting firm of the Trust.   We
have read the Trusts statements included under Item
77K of its Form N-SAR dated August 29, 2016 and we
agree with such statements, as they apply to the
fiscal years ended December 31, 2015 and 2014 and
the subsequent interim period through April 1, 2016,
except that we are not in a position to agree or
disagree with the Trusts statements that (1) the
Board of Directors (Board), with the approval and
recommendation of the Audit Committee, selected BBD,
LLP (BBD) to replace KPMG LLP (KPMG), and (2)
neither the Funds nor anyone on their behalf has
consulted BBD on items concerning the application of
accounting principles to a specified transaction
(either completed or proposed) or the type of audit
opinion that might be rendered on the Funds
financial statements, or concerning the subject of a
disagreement of the kind described in Item
304(a)(1)(iv) of Regulation S-K or reportable events
of the kind described in Item 304(a)(1)(v) of
Regulation S-K.
Very truly yours,
/s/ KPMG LLP

Boston, Massachusetts